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                                                                    EXHIBIT 02.3

                                 PROMISSORY NOTE

$828,750                                                       November 27, 2001

         FOR VALUE RECEIVED, the undersigned, JOSEPH Y. LIU, hereby unconditionally promises to pay to the order of OPLINK COMMUNICATIONS, INC., a Delaware corporation ("Oplink", the "Company" or "Holder"), at such place as Holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $828,750 together with simple interest accrued from the date hereof on the unpaid principal at the rate of 6.5% per annum, calculated on the basis of a 365-day year for the actual number of days elapsed.

         1. Principal Repayment. The outstanding principal amount and any accrued and unpaid interest hereunder shall be due and payable in one lump sum on the earlier of (i) demand by the Company, or (ii) the fifth anniversary of the date hereof; provided, however, that in the event that the undersigned's association with the Company either as an employee or a member of the Board of Directors of the Company is terminated, the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by Holder pursuant to applicable law (the "Maturity Date").

         2. Prepayment. This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

         3. Escrow; Full Recourse Note. This Note is secured by the same escrow created in connection with that certain Promissory Note dated April 3, 2001 (the "April 2001 Note") issued by the undersigned in favor of Oplink and any additional shares of Oplink common stock covered by the stock options (the "Stock Options") granted and to be granted to the undersigned in connection with his employment or directorship with the Company (the "Escrow"). As the Stock Options have vested and continue to vest from time to time, the Oplink shares so vested shall be placed into the Escrow. Any such shares already purchased shall be pledged by the undersigned, upon the execution of this Note, in favor of the Holder pursuant to the Stock Pledge Agreement attached hereto and, if the undersigned elects to purchase any more of the vested shares, the shares so purchased shall be likewise pledged from time to time. Should the undersigned wish to sell any of the Oplink stock so purchased before the Maturity Date, the proceeds realized therefrom shall first be applied to prepay or repay (as the case may be) the April 2001 Note. Only after the April 2001 Note is settled in full shall any remainder of such proceeds be applied to prepay this Note, until it is settled in full. In the event that the undersigned's employment or directorship with the Company is terminated, should any principal amount or any accrued and unpaid interest under this Note remain due and payable, Holder has the right (but not the obligation) to require the undersigned to sell any or all of the Oplink common stock in the Escrow immediately and to first apply the proceeds realized therefrom to repay the April 2001 Note and, after the April 2001 Note is settled in full, apply the remainder of such proceeds to repay this Note. The undersigned shall be solely responsible for any tax consequences to him arising from his optioned shares being so escrowed, pledged and/or sold, as

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the case may be. Notwithstanding the foregoing, this Note is full recourse, accordingly, Holder shall be entitled to seek personal judgement against the undersigned in the event of a default for the full amount of the principal and accrued interest then outstanding, plus any costs or expenses as provided herein.

         4. Non-Consumer Debt. The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

         5. Waiver. The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

         6. Expenses; Attorneys' Fees. The Holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

         7. Governing Law. This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.




                                       ________________________________________
                                        Joseph Y. Liu



                                        Accepted By Oplink Communications, Inc.:



                                        ________________________________________
                                        BRUCE HORN
                                        Chief Financial Officer

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